WOJESKI & COMPANY CPAs, P.C. 159 Wolf Road, Albany, New York 12205 | Phone 518-477-1102 | Fax 518-477-1302 | www.wojeskico.com

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Soluna Holdings, Inc. (formerly Mechanical Technology, Incorporated) on Form S-3, of our report dated March 30, 2021, with respect to our audits of the consolidated financial statements of Soluna Holdings, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Wojeski & Company CPAs, P.C. Albany, NY
December 13, 2021